EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
LTC PROPERTIES, INC.
UP TO 1,500,000 SHARES OF ITS COMMON STOCK AT A
PURCHASE PRICE OF $8.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 21, 2002 UNLESS THE OFFER IS EXTENDED.

LTC Properties, Inc., a Maryland corporation (the “Company”), invites its stockholders to tender shares of its common stock, par value $.01 per share, to the Company at a price of $8.50 per share in cash, upon the terms and subject to the conditions set forth in this Offer To Purchase and the related Letter Of Transmittal, which together constitute the “Offer.” We will pay $8.50 per share, net to the seller in cash, for up to 1,500,000 shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms. The Company reserves the right, in its sole discretion, to purchase more than 1,500,000 shares pursuant to the Offer.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

The common stock is listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “LTC”. On September 18, 2002, the last full trading day on the NYSE prior to the announcement by the Company of the Offer, including the price and number of shares sought, the closing per share sales price as reported on the NYSE Composite Tape was $7.08. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES HAVE AGREED TO NOT TENDER ANY OF THEIR SHARES PURSUANT TO THIS TENDER.

THE DATE OF THIS OFFER TO PURCHASE IS SEPTEMBER 23, 2002.

IMPORTANT

If you wish to tender all or any part of the shares registered in your name, you must do one of the following before the Offer expires:

(1)  Complete and sign the Letter Of Transmittal or a facsimile thereof in accordance with the instructions in the Letter Of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to Computershare Trust Company of New York, as the Depositary, and either mail or deliver the stock certificates for such shares to the Depositary, with all such other documents, or follow the procedure for book-entry delivery set forth in Section 2, or

(2)  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you; or

(3)  Stockholders who desire to tender shares and whose certificates for such shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such shares by following the procedures for guaranteed delivery set forth in Section 2.

FOR SHARES TO BE PROPERLY TENDERED, THE DEPOSITARY MUST TIMELY RECEIVE A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to Georgeson Shareholder, the Information Agent, at its address and telephone number set forth on the back cover page of this document.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON OUR BEHALF OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

LTC Properties, Inc. (“LTC” or the “Company”) is offering to purchase up to 1,500,000 shares of common stock, par value $.01 per share, at a price, net to the seller in cash, of $8.50 per share. Through a question and answer format, this Summary Term Sheet will explain to you, the stockholders of LTC, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to LTC. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer To Purchase and the accompanying Letter Of Transmittal in order to fully educate yourself on the details of the proposed Tender Offer. Cross-referenced text refers to sections within this Offer To Purchase, unless otherwise noted.

WHO IS OFFERING TO BUY THE COMMON STOCK OF LTC PROPERTIES, INC.?

•	LTC Properties, Inc., a Maryland corporation, is offering to buy back its own common stock in a self-tender offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH IS LTC OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•
We are offering to purchase up to 1,500,000 shares of common stock for $8.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the Tender Offer. See “Introduction” and Section 1 (“Number Of Shares; Proration”).

HOW MANY SHARES WILL LTC PURCHASE?

•
We will purchase 1,500,000 shares in the tender offer or such lesser number of shares as are properly tendered. 1,500,000 shares represents approximately 8% of our outstanding common stock. We will not pay any additional consideration for the common stock purchase rights associated with our shares. If more than 1,500,000 shares are tendered, all shares tendered will be purchased on a pro-rata basis, except for “Odd Lots” (holders of less than 100 shares), which may be purchased on a priority basis. This possible preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares. We also expressly reserve the right to purchase more than 1,500,000 shares pursuant to the Offer To Purchase subject to applicable legal requirements. The Offer is not conditioned on any minimum number of shares being tendered by stockholders. See Section 1 (“Number Of Shares; Proration”).

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED?

•
First, we may purchase shares from all holders of “Odd Lots” of less than 100 shares who properly tender all of their shares. Second, in the event we elect to purchase “Odd Lots” first, we will then purchase shares from all other stockholders who properly tender shares on a pro-rata basis, subject to the conditional tender provisions described in Section 5 (“Conditional Tender Of Shares”). If more than the number of shares we seek are tendered, all of the shares that you tender in the Offer may not be purchased. See Section 1 (“Number Of Shares; Proration”).

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

•
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to the ordinary income tax rates. See Section 14 (“Certain United States Federal Income Tax Consequences”).

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

•
If you instruct the Depositary in the Letter Of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 4 (“Purchase of Shares And Payment of Purchase Price’).

WHAT IS THE PURPOSE OF THE TENDER OFFER?

•	The overall purpose of the Tender Offer is an attempt to increase stockholder value. More specifically, we are making the Tender Offer, among other reasons, because we believe that:

•	the common stock is undervalued on the public market;

•	the Tender Offer will provide you with an opportunity of cash liquidity at a premium above recent prices; and

•	the Tender Offer may increase stockholder value for those of you who own shares after the Tender Offer.

•	Other purposes for the Tender Offer are set forth in “Introduction” and Section 8 (“Background And Purpose Of The Offer; Certain Effects Of The Offer”).

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER? UNDER WHAT CONDITIONS CAN LTC TERMINATE THE TENDER OFFER?

•	The Tender Offer is not conditioned on the stockholders tendering any minimum number of shares.

We can terminate the Tender Offer, in our reasonable discretion, if, among other things:

•
any action by any governmental agency or other person is instituted or threatened, that (i) challenges or otherwise adversely affects our ability to make or complete the Tender Offer or (ii) could, in our reasonable judgment, materially affect our business;

•	there is a significant decrease in the market price of our shares or of equity securities generally in the United States; or

•	a change or event occurs, is discovered, or is threatened to our business which, in our reasonable judgment, is material to us; or

•	the results of the tender cause us to fall below 300 stockholders of record.

Other conditions are set forth in Section 6 (“Certain Conditions Of The Offer”).

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN LTC EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

•	Our Offer To Purchase your shares expires at 5:00 P.M., Eastern time, on Monday, October 21, 2002.

•
Yes, we can extend the Offer past this scheduled Expiration Date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date.

•	See Section 1 (“Number Of Shares; Proration”) and Section 15 (“Extension Of The Offer; Termination; Amendment”).

CAN LTC AMEND THE TERMS OF THE TENDER OFFER?

•	We reserve the right in our sole discretion to amend the Tender Offer in any respect. See Section 15 (“Extension Of The Offer; Termination; Amendment”).

HOW DO I FIND OUT IF LTC AMENDS THE TERMS OF THE TENDER OFFER?

•
We will announce any amendment to the Tender Offer by making a public announcement of the amendment through a release via Business Wire. We may, but we are under no obligation to, send out a supplement to the Offering to inform you of the amendment. We will announce any extension no later than 9:00 A.M., Eastern time, on the next business day after the last previously scheduled or announced expiration date. In the event of a termination or postponement of the Tender Offer, we will also give written or oral notice to the Depositary.

•
We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release via Business Wire. See Section 15 (“Extension Of The Offer; Termination; Amendment”).

HOW DO I GET PAID FOR MY TENDERED SHARES?

•
We will pay for the shares accepted for payment by depositing the aggregate purchase price with the Depositary as soon as practicable after the Expiration Date of the Tender Offer. The Depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 4 (“Purchase Of Shares And Payment Of Purchase Price”)

HOW DO I TENDER MY SHARES?

To tender your shares, prior to 5:00 P.M., Eastern time on Monday, October 21, 2002 unless the Offer is extended:

•
You must deliver your share certificate(s) and a properly completed and duly executed Letter Of Transmittal to the Depositary at the address appearing on the back cover page of this Offer To Purchase; or

•
The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter Of Transmittal and the other documents described in this Offer To Purchase; or

•	You must comply with the guaranteed delivery procedure outlined in Section 2 (“Procedures For Tendering Shares”).

You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover page of this Offer To Purchase.

For a more detailed explanation of the tendering procedures, see Section 2 (“Procedure For Tendering Shares”).

UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

•
You can withdraw your tendered shares at any time on or prior to the Expiration Date. After the Offer expires, the tender is irrevocable unless we have not accepted for payment your shares by 12:00 Midnight, Eastern time, on Friday, November 15, 2002. After this time, you can withdraw your tendered shares until we accept them for payment. See Section 3 (“Withdrawal Rights”).

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•
To withdraw your shares, you must deliver a written, telegraphic or facsimile transmission of notice of withdrawal to the Depositary that specifies your name, the number of shares being withdrawn, and the name of the registered holder of the shares, if different from the person who tendered the shares. If you have tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must also specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. See Section 3 (“Withdrawal Rights”).

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES TO LTC?

•	The sale of shares to us is a taxable transaction for federal, and potentially state and foreign, income tax purposes.

•	We encourage you to consult with your own tax advisor about the particular effect the tender will have on you. See Section 14 (“Certain United States Federal Income Tax Consequences”).

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On September 18, 2002, the last full trading day before we announced the Tender Offer, the closing price per share of the common stock on the NYSE Composite Tape was $7.08.

•	We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares. See “Introduction” and Section 7 (“Price Range Of Shares”).

WHAT DOES THE BOARD OF DIRECTORS OF LTC THINK OF THE TENDER OFFER?

•
Our board of directors unanimously adopted resolutions approving the Tender Offer. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering shares and neither we nor our board of directors has authorized any person to make any such recommendation.

•
We encourage you to make your own decision whether to tender shares and, if so, how many shares to tender. See Section 8 (“Background And Purpose Of The Offer; Certain Effects Of The Offer”) and Section 10 (“Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares”).

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT LTC WILL REQUIRE TO CONSUMMATE THE TENDER OFFER?

•
Assuming we purchase 1,500,000 shares in the Tender Offer at a purchase price of $8.50 per share, we expect the maximum aggregate cost, including all fees, commissions and expenses applicable to the Tender Offer, to be approximately $13,000,000. See Section 11 (“Source And Amount Of Funds”).

HOW WILL LTC OBTAIN THE FUNDS TO MAKE PAYMENT?

•
As of August 31, 2002, we had approximately $30,600,000 of cash and cash equivalents in our banks which is a sufficient amount to complete this Tender Offer and pay the Company’s scheduled debt maturities through September 30, 2003.

WHAT EFFECT WILL THE TENDER OFFER HAVE ON MY SHARES THAT ARE NOT PURCHASED IN THE OFFER, OR THAT I DO NOT TENDER?

•
Our purchase of the shares in the Tender Offer will reduce the number of shares that might otherwise trade publicly and will likely reduce the number of stockholders. We anticipate, however, that there will still be a sufficient number of shares outstanding and publicly traded following the Tender Offer to ensure a continued trading market in the shares on the NYSE.

•
The shares are currently registered under the Securities Exchange Act of 1934, as amended, and we believe that our purchase of the shares in the Tender Offer will not result in the shares becoming eligible for deregistration under these rules. See Section 6 (“Certain Conditions of the Offer”) and Section 12 (“Effect Of The Offer On The Market For Shares; Registration Under The Securities Exchange Act”).

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

•	You can call Georgeson Shareholder toll free at (877) 743-0669 or the Company at (805) 981-8655.

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
LTC PROPERTIES, INC.

INTRODUCTION

We invite the stockholders of LTC Properties, Inc, a Maryland corporation (“LTC” or the “Company”), to tender to the Company shares of its common stock, par value $.01 per share, at a price of $8.50 per share in cash, upon the terms and subject to the conditions set forth in this Offer To Purchase and the related Letter Of Transmittal, which together constitute the “Offer.”

We will pay $8.50 per share, net to the seller in cash, for up to 1,500,000 shares validly tendered prior to the Expiration Date, as defined in Section 1, and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. We reserve the right, in our sole discretion, to purchase more than 1,500,000 shares pursuant to the Offer.

If, before the Expiration Date, more than 1,500,000 shares, or such greater number of shares as the Company may decide to purchase, are validly tendered and not withdrawn, we reserve the right, upon the terms and subject to the conditions of the Offer, purchase shares first from all odd lot owners, as defined in Section 2, who validly tender all their shares and complete the section entitled captioned “Odd Lots” in the Letter Of Transmittal, and, if applicable, the Notice Of Guaranteed Delivery; and then on a pro-rata basis from all other stockholders who validly tender shares and do not withdraw them prior to the Expiration Date other than stockholders who tender conditionally, and for whom the condition is not satisfied. See Section 1. We will return at our own expense all shares not purchased pursuant to the Offer, including shares not purchased because of proration.

The $8.50 per share purchase price will be paid net to the tendering stockholder in cash for all shares. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter Of Transmittal, stock transfer taxes on the Company’s purchase of shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30.0% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

On September 19, 2002, we announced our intention to make an Offer To Purchase up to 1,500,000 shares at $8.50 per share with the Offer to commence on September 23, 2002. We are making the Offer because we believe:

(1) the shares are undervalued in the public market;

(2) the Offer will provide an opportunity of cash liquidity to stockholders by allowing them to sell some or all of their stock at a premium to the NYSE Composite Tape trading price at the time of announcement without payment of brokerage commissions, while allowing those stockholders who do not wish to sell at the Offer price to elect not to do so;

(3) for those stockholders who hold shares after the Offer is completed, the Offer has the potential to increase returns on equity capital by reducing the number of shares outstanding and to improve our over-all weighted cost of capital;

(4) after the Offer is completed, we expect to have sufficient cash flow and access to funding to meet the Company’s cash needs for normal operations and anticipated capital investments for the foreseeable future; and

(5) after considering alternatives, investing in our shares is an attractive use of capital and an efficient means to provide value to our stockholders.

As of September 18, 2002 there were 18,393,322 shares outstanding, and 569,500 shares issuable upon exercise of all outstanding stock options of which 214,300 options will be exercisable as of October 21, 2002. The 1,500,000 shares that we are offering to purchase represent approximately 8% of the outstanding shares and approximately 8% assuming the exercise of all outstanding options. The shares are listed on the NYSE under the symbol “LTC”. On September 18, 2002, the last full trading day on the NYSE prior to our announcement of the Offer, the closing per share sales price, as reported on the NYSE Composite Tape, was $7.08.

WE URGE STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

THE OFFER

1.    NUMBER OF SHARES; PRORATION

Upon the terms and subject to the conditions of the Offer, we will accept for payment and purchase 1,500,000 shares or such lesser number of shares as are validly tendered before the Expiration Date, and not withdrawn in accordance with Section 3, at a net cash price of $8.50 per share. The term “Expiration Date” means 5:00 P.M., Eastern time, on Monday, October 21, 2002, unless we, in our sole discretion, extend the period of time during which the Offer is open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, is scheduled to expire. See Section 15 for a description of our right to extend the time during which the Offer is open and to postpone, terminate or amend the Offer. Subject to Section 2 below, if the Offer is oversubscribed, shares tendered and not withdrawn before the Expiration Date will be eligible for proration.

All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Rights Agreement dated as of May 2, 2000, between LTC Properties, Inc. and Harris Trust and Savings Bank, as rights agent, and unless the context otherwise requires, all reference to shares include the associated common stock purchase right.

We reserve the right, in our sole discretion, to purchase more than 1,500,000 shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to the Offer an additional number of shares not to exceed 2% of the outstanding shares without extending the Offer.

If:
(1)    (a) we increase or decrease the price to be paid for shares, or

         (b) we increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

         (c) we decrease the number of shares being sought, and

(2)          the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given as specified in Section 15, then we will extend the Offer until the expiration of such ten-business day period. For purposes of the Offer, a “business day” means any day that is not a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

We will pay the $8.50 per share purchase price for all shares validly tendered on or prior to the Expiration Date and not withdrawn, upon the terms and subject to the conditions of the Offer. We will return, at our expense, as promptly as practicable following the Expiration Date all shares that we do not purchase in the Offer, including shares we do not purchase because of proration.

If the number of shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 1,500,000 shares (or such greater number of shares as we may elect to purchase), we will, upon the terms and subject to the conditions of the Offer, purchase at the purchase price all shares so tendered.

Priority.    Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 1,500,000 shares (or such greater number of shares as we may elect to purchase in the Offer) are validly tendered and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

(1)          we reserve the right, but will not be obligated to, purchase first all shares validly tendered and not withdrawn prior to the Expiration Date by any odd lot owner who:

         (a) tenders all shares beneficially owned by such odd lot owner (partial tenders will not qualify for this preference); and

         (b) completes the section entitled “Odd Lots” on the Letter Of Transmittal and, if applicable, on the Notice Of Guaranteed Delivery; and

(2)          after any purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 5, all other shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.

We will exercise the right to purchase Odd Lots first unless purchase of such Odd Lots causes us to have less than 300 records holders of our common stock.

Proration.    If proration is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering shares, other than possibly odd lot owners, shall be based on the ratio of the number of shares tendered by such stockholder to the total number of shares tendered by all stockholders, other than odd lot owners if their shares are first. This ratio will be applied to stockholders tendering shares, other than possibly odd lot owners, by multiplying the ratio by the number of shares to be purchased after any odd lots are accepted, to determine the number of shares that we will purchase from each such stockholder in the Offer. Although we do not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, we will announce preliminary results of the proration by press release as promptly as practicable after the Expiration Date. Such preliminary information can be obtained from the Company and may be available from a stockholder’s broker.

As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder’s decision whether to tender shares. The Letter Of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

We will mail this Offer To Purchase and the related Letter Of Transmittal to record holders of shares and furnish to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Odd Lots.    For purposes of the Tender Offer, the term “Odd Lots” shall mean all shares properly tendered prior to the Expiration Date and not properly withdrawn by any person, referred to as an “odd lot holder”, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter Of Transmittal and, if applicable, on the Notice Of Guaranteed Delivery. To qualify for this possible preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 2–Procedure for Tendering Shares. As set forth above, odd lots may be accepted for payment before proration, if any, of the purchase of other tendered shares. Any such preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if theses holders have separate accounts or certificates representing fewer than 100 shares. Any odd lot holder wishing to tender all of its shares of our Common Stock pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter Of Transmittal and, if applicable, in the Notice Of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tenders all shares beneficially or of record owned and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the Tender Offer by the number of shares purchased through the exercise of such right, subject to applicable law.

2.    PROCEDURE FOR TENDERING SHARES

Proper Tender of Shares.    For shares to be validly tendered pursuant to the Offer:

(1) the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedures for book-entry transfer set forth below, together with a properly completed and duly executed Letter Of Transmittal, or manually signed facsimile thereof, with any required signature guarantees or an Agent’s Message, and any other documents required by the Letter Of Transmittal, must be received prior to 5:00 P.M., Eastern time, on the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer To Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Odd lot owners who tender all shares must complete the section entitled “Odd Lots” on the Letter Of Transmittal in order to qualify for the preferential treatment which may be available to odd lot owners as set forth in Section 1 above.

Stockholders who hold shares through brokers, banks or other nominees are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers, banks or other nominees and not directly to the Depositary.

Signature Guarantees and Method of Delivery.    No signature guarantee is required on the Letter Of Transmittal if:

(1) the Letter Of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 2, will include any participant in The Depository Trust Company (“DTC”) (“Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Payment Instructions” on the Letter Of Transmittal, or

(2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter Of Transmittal.

In all other cases, all signatures on the Letter Of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter Of Transmittal.

If a certificate representing shares is registered in the name of a person other than the signer of a Letter Of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an eligible institution. In this regard, see Section 4 for information with respect to applicable stock transfer taxes. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares, or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter Of Transmittal, or manually signed facsimile thereof, or an Agent’s Message, and any other documents required by the Letter Of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by causing such facility to transfer such shares into the Depositary’s account in accordance with such facility’s procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter Of Transmittal, or manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer To Purchase prior to the Expiration Date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which state that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter Of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the Offer and such stockholder’s share certificates cannot be delivered to the Depositary on or prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice Of Guaranteed Delivery substantially in the form we have provided with this Offer To Purchase, including (where required) a signature guarantee by an eligible institution in the form set forth in such Notice Of Guaranteed Delivery; and

(3)  the certificates for all tendered shares in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter Of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent’s Message or other documents required by the Letter Of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice Of Guaranteed Delivery.

Return of Certificates.    If we do not purchase all of the tendered shares, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned at our expense as promptly as practicable after the expiration or termination of the Offer. If shares are tendered by book-entry transfer at the Book-Entry Transfer Facility, such shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to such stockholder.

Backup Federal Income Tax Withholding.    Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 30.0% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (“IRS”), unless the stockholder or other payee provides such person’s taxpayer identification number, employer identification number or social security number, to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering United States stockholder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter Of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If the United States stockholder does not provide the Depositary with the correct taxpayer identification number, the United States stockholder may be subject to penalties imposed by the IRS. If a withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain stockholders, including, among others, corporations and certain foreign stockholders, in addition to foreign corporations, are not subject to the backup withholding and reporting requirements described herein. However, for a non-corporate foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 BEN or Form W-8 ECI signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instructions 11 and 12 of the Letter Of Transmittal.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 30.0% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

Withholding for Foreign Stockholders.    Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. For this purpose, a foreign stockholder is any stockholder that is not (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of the source of such income or (4) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, in one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8 BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed or IRS Form W-8 ECI. A foreign stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8 ECI will generally be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States stockholder. The Depositary will determine a stockholder’s status as a foreign stockholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding

(e.g., IRS Form W-8 BEN or IRS Form W-8 ECI), unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14 of the Offer To Purchase or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign stockholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 11 and 12 of the Letter Of Transmittal.

Tendering Stockholder’s Representation and Warranty; the Company’s Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934 for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Date such person (1) has a “net long position” equal to or greater than the number of shares tendered and will deliver or cause to be delivered such shares for the purpose of tender to us within the period specified in the Offer, or (2) is the beneficial owner of equivalent securities (that is other securities immediately convertible into, exercisable for or exchangeable into shares) and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such equivalent securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender made on behalf of another person. A tender of shares made pursuant to any method of delivery permitted by the Offer will constitute the tendering stockholder’s representation and warranty to us that (1) such stockholder has a “net long position” in shares or equivalent securities being tendered within the meaning of Rule 14e-4, and (2) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured or waived. Neither the Company, the Depositary, the Information Agent, nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE, WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

3.    WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 3, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless the Company has accepted the shares for payment as provided in this Offer To Purchase, may also be withdrawn after 12:00 midnight, Eastern time, on Friday, November 15, 2002.

For a withdrawal of shares to be effective, the Depositary must receive, at its address set forth on the back cover page of this Offer To Purchase, a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of shares tendered by an Eligible Institution.

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the procedures of such facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt and time of notices of withdrawal. Our determination will be final and binding on all parties. Neither the Company, the Depositary, the Information Agent, nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 2.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain on our behalf all tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

4.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase and pay the $8.50 per share purchase price for all of the shares we accept for payment in the Offer as soon as practicable after the Expiration Date. In all cases, we will make prompt payment for shares tendered and accepted for payment in the Offer, subject to possible delay in the event of proration, but only after the Depositary timely receives certificates for shares, or timely confirmation of a book-entry transfer of such shares into the Depositary’s account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter Of Transmittal, or manually signed facsimile thereof or an Agent’s Message, and any other required documents.

We will pay for the shares purchased in the Offer by depositing the aggregate purchase price therefor with the Depositary, which will act as agent of tendering holders of such shares for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date.

However, we do not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date.

Under no circumstances will we pay interest on the purchase price including, without limitation, by reason of any delay in making payment. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned, or, in the case of shares tendered by book-entry transfer, such shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such shares, as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, we may not be obligated to purchase any shares in the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer; provided, however, that if payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter Of Transmittal, the amount of all stock transfer taxes, if any, whether imposed on the registered holder or such other person, payable on account of the transfer to such person will be deducted from the purchase price unless evidence satisfactory to us of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter Of Transmittal. Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter Of Transmittal may be subject to required backup federal income tax withholding of 30.0% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 2. Also see Section 2 regarding federal income tax consequences for foreign stockholders.

5.    CONDITIONAL TENDER OF SHARES

Under the circumstances set forth in Section 1 above, we may prorate the number of shares of common stock we purchase pursuant to the Offer. As discussed in Section 14, the number of shares of common stock to be purchased from a particular stockholder might affect the tax consequences of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, if a stockholder tenders all shares of common stock he or she beneficially owns, the stockholder may tender shares subject to the condition that a specified minimum number, if any, must be purchased. Any stockholder wishing to make a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter Of Transmittal and, if applicable, on the Notice Of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares and each stockholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro-rata basis is to reduce the number of shares to be purchased from any stockholder below the minimum number so specified, the tender will automatically be deemed withdrawn, except as provided in the next paragraph, and shares tendered by the stockholder will be returned as soon as practicable after the Expiration Date.

However, if so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 1,500,000, then, to the extent feasible, we will select enough of the conditional tenders, which would otherwise have been deemed withdrawn, to purchase the desired numbered of shares. In selecting among the conditional tenders, we will select by lot at random and will limit our purchase in each case to the designated minimum number of shares of common stock to be purchased. Conditional tenders will be selected by lot only from stockholders who conditionally tender all of their shares of common stock.

6.    CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act, if at any time on or after September 19, 2002 and prior to the expiration of this Offer, any of the following events occur, or are determined by us to have occurred, that, in our reasonable judgment regardless of the cause of the event, including any action or omission to act by us, makes it inadvisable to proceed with the Offer:

(1)  any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, is threatened, instituted or pending before any court, agency, authority or other tribunal, or any judgment, order or injunction is entered, enforced or deemed applicable by any such court, authority, agency or tribunal, that (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (b) could, in our reasonable judgment, materially affect our business, condition, financial or otherwise, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business, taken as a whole, or materially impair the Offer’s contemplated benefits to us;

(2)  any action is threatened or taken, or any approval is withheld, or any statute, rule or regulation is invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

(3)  the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(4)  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(5)  the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

(6)  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

(7)  any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition, financial or otherwise, income, operations or prospects, taken as a whole, or on the trading in the shares;

(8)  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(9)  any decline in the NYSE Composite Tape, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on September 19, 2002;

(10)  any change or event occurs, is discovered, or is threatened to our business, condition, financial or otherwise, income, operations, stock ownership or prospects, taken as a whole, which in our reasonable judgment is or may be materially adverse to us;

(11)  a tender or exchange offer with respect to some or all of our outstanding shares, other than the Offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares; or

(12)  any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

(13) the consummation of the Offer and the purchase of the shares would cause our common stock to be delisted from the NYSE or be eligible for delisting under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted by us at any time and from time to time. Our determination concerning the events described above and any related judgment or decision by us regarding the inadvisability of proceeding with the purchase of or payment for any shares tendered will be final and binding on all parties.

7.    PRICE RANGE OF SHARES

The shares are listed on the NYSE under the symbol “LTC”. The high and low closing sales prices per share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

	High	Low
Fiscal 2000
1st Fiscal Quarter	$9.3750	$5.1875
2nd Fiscal Quarter	7.7500	4.0000
3rd Fiscal Quarter	6.3750	2.9375
4th Fiscal Quarter	4.5000	3.0625
Fiscal 2001
1st Fiscal Quarter	$4.8750	$3.5000
2nd Fiscal Quarter	5.1500	3.6000
3rd Fiscal Quarter	5.3900	4.3000
4th Fiscal Quarter	6.7400	5.0000
Fiscal 2002
1st Fiscal Quarter	$7.9500	$6.0500
2nd Fiscal Quarter	8.5400	7.4500
3rd Fiscal (through September 18, 2002)	7.3800	6.8400

On September 18, 2002, the last full trading day on the NYSE prior to our announcement of the purchase price and the number of shares sought in the Offer, the closing per share price on the NYSE Composite Tape was $7.08. WE URGE STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

In Fiscal 2000, the Company paid a dividend of $.29 per common share for the first three quarters of the year. The Company paid no dividend on its common stock in the fourth quarter of 2000 or for any period in 2001. The Company has paid a dividend of $.10 per common share in the first two quarters of 2002 and will pay a $.10 dividend on its common shares, payable September 30, 2002 for the third quarter of 2002. The Company has not declared a dividend for the fourth quarter of 2002 and no assurances can be given that a dividend will be declared or the amount of a dividend, if any.

8.    BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

We believe the repurchase of our common stock is consistent with our long-term goal of increasing stockholder value. In September 2002, the Board authorized a tender offer for the purchase of the Company’s common stock at $5.75 per share, plus costs which resulted in the Company purchasing 6,060,996 shares at that price. During the last two years the Company purchased its common stock in the amounts per the table below including the previously mentioned tender offer shares.

	Number of Shares	Price Range	Average Price
Fiscal 2000
3rd Fiscal Quarter	0	n/a	n/a
4th Fiscal Quarter	0	n/a	n/a
Fiscal 2001
1st Fiscal Quarter	0	n/a	n/a
2nd Fiscal Quarter	1,160,700	$3.66-$4.55	$4.05
3rd Fiscal Quarter	330,300	$4.44-$4.85	$4.66
4th Fiscal Quarter	6,097,196	$5.75-$6.25	$5.82
Fiscal 2002
1st Fiscal Quarter	0	n/a	n/a
2nd Fiscal Quarter	0	n/a	n/a
3rd Fiscal (through September 18, 2002)	0	n/a	n/a

In November 2000, the board of directors of the Company approved a share repurchase program based on the view that the Company’s shares were undervalued. Since November 2000, the Company has repurchased 1,527,200 shares in the open market under this share repurchase program at prices below $8.50 per share. At the completion of the Offer, this repurchase authorization will remain open for the additional 3,472,800 shares authorized.

We may in the future repurchase additional shares in the open market, private transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

As of August 31, 2002, the Company had approximately $30,600,000 of cash and cash equivalents on its balance sheet which is a sufficient amount to complete this Tender Offer and pay the Company’s scheduled debt maturities through September 30, 2003. The Board of Directors of the Company believes that its operating cash flow will be adequate to pay off the Company’s Senior Secured revolving credit line as necessary. During the course of 2002 and 2003, the Company will use its Senior Secured revolving credit line as cash balances are needed.

We are now making the Offer because we believe:

(1)  the shares are undervalued in the public market;

(2)  the Offer will provide an opportunity of cash liquidity to stockholders by allowing them to sell a substantial portion of their stock at a premium to the NYSE Composite Tape trading price at the time of announcement without the payment of brokerage commissions, while allowing those stockholders who do not wish to sell at the Offer price to elect not to do so;

(3)  for those stockholders who hold shares after the Offer is completed, the Offer has the potential to increase returns on equity capital by reducing the number of shares outstanding and to improve our over-all weighted cost of capital;

(4)  after the Offer is completed, we expect to have sufficient cash flow and access to funding to meet the Company’s cash needs for normal operations and anticipated investment expenditures for the foreseeable future; and

(5)  after considering alternatives, investing in our shares is an attractive use of capital and an efficient means to provide value to our stockholders.

Our board of directors has approved the Offer. However, stockholders must make their own decision whether to tender shares and, if so, how many shares to tender. Neither we, nor our board of directors, make any recommendation to any stockholder as to whether to tender or refrain from tendering shares and neither we, nor our board of directors, has authorized any person to make any such recommendation.

Shares we acquire pursuant to the Offer will be cancelled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the Offer.

In May 2000, our Board of Directors adopted a stockholder rights plan. Each right entitled the holder to buy 1/1000th of a share of the Company’s Series D Junior Participating Preferred Stock at an exercise price of $16 for each 1/1000th of a share.

In general, the rights become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group of beneficial ownership of 15% or more of the aggregate voting power represented by our outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. The rights will expire on May 24, 2010, subject to our right to extend the date, unless earlier redeemed or exchanged by us or terminated. The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the Board of Directors at any time before the time a person crosses the beneficial ownership threshold.

The common stock purchase rights are not currently exercisable and trade together with shares of our common stock.

Absent circumstances causing the rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any shares pursuant to the Offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of shares by us pursuant to this Offer, the sellers of the shares purchased will no longer own the common stock purchase rights associated with the purchased shares.

The foregoing description of the common stock purchase rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-A dated May 9, 2000. This exhibit may be obtained from the SEC in the manner provided in Section 9.

9.    CERTAIN INFORMATION ABOUT THE COMPANY

LTC Properties, Inc., a Maryland Corporation, is a health care real estate investment trust (a “REIT”). The Company was organized on May 12, 1992 and commenced operations on August 25, 1992. The Company was organized and is operated in such a manner as to qualify for taxation as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended. The Company invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. The Company’s primary objectives are to sustain and enhance stockholder equity value and provide current income for distribution to stockholders through real estate investments in long-term care facilities and other health care related facilities managed by experienced operators providing quality care. To meet these objectives, the Company attempts to invest in properties that provide opportunity for additional value and current returns to its stockholders and diversify its investment portfolio by geographic location, operator and form of investment.

Our executive offices are located at 300 Esplanade Drive, Suite 1860, Oxnard, California 93036 and our telephone number is (805) 981-8655.

Additional Information.    We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance therewith, are obligated to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission’s customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning us also can be inspected at the offices of the NYSE, 20 Broad Street, 7th Floor Library, New York, New York, 10005.

Incorporation By Reference.    The Commission allows us to “incorporate by reference” information to this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document.

This Offer to Purchase incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us.

Our Filings with the SEC	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2001
Definitive Proxy Statement	Dated March 18, 2002
Quarterly Report on Form 10-Q	Quarters ended March 31, 2002 and June 30, 2002

We incorporate by reference additional documents that we may file with the SEC between the dates of this Offer To Purchase and the dates of the Offer proration period and withdrawal rights expire. Those documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements.

You can obtain any of the documents incorporated by reference in this document through us or from the Commission’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer To Purchase.

Forward-Looking Statements.    This Offer To Purchase and the documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward- looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. Such forward-looking statements and the Company’s operations, financial condition and results of operations involve known and unknown risks, and uncertainties that could cause our future results and stockholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 18, 2002 for each of our executive officers and directors and all of our directors and executive officers as a group. The business address of each director and executive officer is 300 Esplanade Drive, Suite 1860, Oxnard, California 93036, unless otherwise set forth below.

	Shares Beneficially Owned
Name	Common Stock (1)(2)		Percent of Class (2)
Andre C. Dimitriadis	1,206,158	(3)(4)	6.5%
Christopher T. Ishikawa	233,182	(3)(4)	1.3%
Wendy L. Simpson	176,680	(3)(4)(6)	1.0%
Julia L. Kopta	80,267	(3)(4)	*
Alex J. Chavez	46,978	(3)(4)	*
Edmund C. King	81,500	(3)(4)(5)	*
Timothy J. Triche, M.D.	15,052	(3)(4)	*
Sam Yellen	79,815	(3)(4)	*

All directors and executive officers as a group (8 persons)	1,919,632	(3)(7)	10.4%

*	Less than 1%
NOTES:
(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon exercise of vested options.
(3)
Includes 40,000, 18,800, 40,000, 14,800, 12,000, 6,000, 11,000 and 6,000 shares that may be purchased upon the exercise of options by Messrs. Dimitriadis, Ishikawa, Ms. Simpson, Ms. Kopta, Messrs. Chavez, King, Triche and Yellen, respectively.

(4)
Includes 77,124, 45,579, 18,335, 29,980, 13,378, 10,215, 4,052 and 10,215 shares held in the deferred compensation trust for Messrs. Dimitriadis, Ishikawa, Ms. Simpson, Ms. Kopta and Messrs. Chavez, King, Triche and Yellen, respectively. The sole voting and dispositive power is held by Harris Trust and Savings Bank as Trustee for the deferred compensation trust.

(5)	Includes 1,685 shares held by spouse in an individual retirement account.
(6)	Includes 5,315 shares held by spouse in an individual retirement account.
(7)	Includes 148,600 shares that may be purchased upon the exercise of options.

Our Directors and Executive Officers who own shares have agreed to not tender any of their shares pursuant to this tender.

As of September 18, 2002, there were 18,393,322 shares outstanding and 569,500 shares issuable upon exercise of all outstanding options. As of September 18, 2002, our directors and executive officers as a group beneficially owned 1,919,632 shares, including 148,600 shares issuable to such persons upon exercise of options and warrants exercisable within 60 days of such date, which constituted approximately 10.4% of the outstanding shares. Percentages are based on 18,393,322 common shares outstanding, as adjusted for options to purchase common shares held by the person or group indicated that are exercisable over the next 60 days.

In connection with an Amended Restated Separation Agreement and Release with a former Executive Officer and Board Member, the Company was given an irrevocable proxy to vote the Executive Officer and Board Member’s owned shares until August 12, 2003.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares during the 60 days prior to the date hereof.

Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Except as disclosed herein, we currently have no plans or proposals which relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•
any material change in our present dividend rate or policy, indebtedness or capitalization, provided, however, that although the Company has no specific plan at this time, the board of directors reserves the right, from time to time, to declare a dividend on common stock in light of the Company’s intention to maintain its REIT status;

•	any other material change in our corporate structure or business;

•	any change in our present board of directors or management;

•
a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of the Company.

11.	SOURCE AND AMOUNT OF FUNDS

Assuming we purchase 1,500,000 shares in the Offer at a purchase price of $8.50 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $13,000,000. This amount will be paid from the Company’s available cash. As of August 31, 2002, the Company had approximately $30,600,000 of cash and cash equivalents in its banks. The Company’s current Senior Secured revolving credit line does not restrict the Company’s ability to use the funds available for the purposes of purchasing shares in a self-tender.

12.	EFFECT OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE SECURITIES EXCHANGE ACT

Our purchase of shares in the Offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nevertheless, we anticipate there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares. Based on the published guidelines of the NYSE, we do not believe that our purchase of shares pursuant to the Offer will cause our remaining shares to be delisted from the NYSE.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. The Company believes that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations. Eligibility for treatment as “margin securities” will, however, continue to depend on maintenance of a minimum daily trading volume.

Shares of common stock we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the Offer.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.    CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See Section 6.

14.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In General.    The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, final and temporary United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive or prospective basis. As discussed below, depending upon a stockholder’s particular circumstances, our purchase of such stockholder’s shares pursuant to the Offer will be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer To Purchase as an “exchange” of shares for cash. However, it is clear that a purchase of all of the shares actually and constructively owned by a stockholder will be treated as a sale and not as a dividend. Further, the greater the percentage of the shares owned actually and constructively by the stockholder that is sold pursuant to the Offer, the greater the likelihood that the purchase will be treated as a sale and not as a dividend.

Scope.    This summary does not apply to shares acquired as compensation, including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions. The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders, such as foreign stockholders, certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a “straddle” or as a part of a “hedging”, “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons whose functional currency is not the United States dollar.

In particular, the discussion of the consequences of an exchange of shares for cash pursuant to the Offer applies only to a United States stockholder. For purposes of this summary, a “stockholder” is a holder of shares that is (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust. A foreign stockholder is a stockholder that is not a United States stockholder.

Except to the extent expressly stated herein, this discussion does not address the tax consequences to foreign stockholders including but not limited to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States holders. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 2 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. Each stockholder should consult such stockholder’s tax advisor as to the particular consequences of participation in the Offer.

Characterization of the Sale.    A tender of shares by a United States stockholder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under any applicable state, local and foreign tax laws. The United States federal income tax consequences of such exchange to a United States stockholder may vary depending upon the United States stockholder’s particular facts and circumstances. Under Section 302(b) of the Code, an exchange of shares by a United States stockholder to the Company pursuant to the Offer will be treated as a “sale or exchange” of such shares for United States federal income tax purposes, rather than as a distribution by the Company with respect to shares continued to be held, or deemed to be constructively held, by the tendering United States stockholder, if the acquisition of such shares (1) is “substantially disproportionate” with respect to the United States stockholder, (2) results in a “complete termination” of the United States stockholder’s interest in the Company, or (3) is “not essentially equivalent to a dividend” with respect to the United States stockholder. These Section 302(b) tests are explained more fully below.

If any of the Section 302(b) tests are satisfied, and the sale of the tendered shares is therefore treated as a “sale or exchange” of such shares for United States federal income tax purposes, the tendering United States stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the United States stockholder pursuant to the Offer and the United States stockholder’s adjusted tax basis in the shares sold pursuant to the Offer. Any such gain or loss recognized by individuals, trusts or estates will be long-term capital gain or loss if the shares have been held for more than 12 months. Therefore, a tendering United States stockholder may want to take these facts into account in determining which shares to tender. Under the “wash sale” rules under Section 1091 of the Code, loss recognized on LTC shares sold pursuant to the Offer will be disallowed to the extent the United States Holder acquires LTC shares within 30 days before or after the date the shares are purchased pursuant to the Offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

If none of the Section 302(b) tests are satisfied with respect to a United States stockholder, then, to the extent of our current and accumulated earnings and profits, the tendering United States stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the United States stockholder pursuant to the Offer, without reduction for the adjusted tax basis of the shares sold pursuant to the Offer. In addition no loss will be recognized for income tax purposes, and, subject to reduction as described below for United States corporate stockholders eligible for the dividends-received deduction, the tendering United States stockholder’s adjusted tax basis in the shares exchanged pursuant to the Offer will be added to such United States stockholder’s adjusted tax basis in its remaining shares, if any. No assurance can be given that any of the Section 302(b) tests will be satisfied as to any particular United States stockholder (other than odd lot stockholders who tender according to Section 2 above) and thus no assurance can be given that any particular United States stockholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of shares by a United States stockholder is not treated as a sale or exchange for federal income tax purposes, any cash received for shares pursuant to the Offer in excess of our current and accumulated earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the United States stockholder’s adjusted tax basis in such shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis.

Constructive Ownership of Stock.    In determining whether any of the Section 302(b) tests are satisfied, a United States stockholder must take into account not only the shares that are actually owned by the United States stockholder, but also shares that are constructively owned by the United States stockholder by reason of the attribution rules set forth in Section 318 of the Code. Under Section 318 of the Code, a United States stockholder will be treated as owning stock owned by his or her spouse, children, grandchildren and parents. In addition, a United States stockholder may be treated as owning (1) shares that are actually owned, and in some cases constructively owned, by entities in which the United States stockholder owns an interest, or, in the case of United States stockholders that are entities, by certain individuals or entities that own an interest in the United States stockholder, and (2) shares which the United States stockholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the United States stockholder. Contemporaneous dispositions or acquisitions of shares by a United States stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302(b) tests have been satisfied in connection with shares sold pursuant to the Offer. Each United States stockholder should be aware that because proration may occur in the Offer, even if all the shares actually and constructively owned by a United States stockholder are tendered pursuant to the Offer, we may purchase fewer than all of such shares. Thus, proration may affect whether a sale by a United States stockholder pursuant to the Offer will meet any of the Section 302(b) tests.

Section 302(B) Tests.    One of the following tests must be satisfied in order for the exchange of shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

(1)  Substantially Disproportionate Test.    The receipt of cash by a United States stockholder will be “substantially disproportionate” if the following two requirements are satisfied. First, the percentage of the outstanding shares actually and constructively owned by the United States stockholder immediately following the exchange of shares pursuant to the Offer (treating all shares purchased pursuant to the Offer as not being outstanding) must be less than 80% of the percentage of the outstanding shares actually and constructively owned by such United States stockholder immediately before the exchange of shares pursuant to the Offer (treating all shares purchased pursuant to the Offer as outstanding). United States stockholders should consult their own tax advisors with respect to the application of the “substantially disproportionate” test to their particular situation and circumstances. Second, the United States stockholder’s percentage ownership of common stock must also satisfy the 80% requirement described in the preceding sentence.

(2)  Complete Termination Test.    The receipt of cash by a United States stockholder will be a “complete termination” of the United States stockholder’s interest in the Company if either (1) all of the shares actually and constructively owned by the United States stockholder are exchanged pursuant to the Offer, or (2) all of the shares actually owned by the United States stockholder are exchanged pursuant to the Offer and, with respect to the shares constructively owned by the United States stockholder which are not exchanged pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. United States stockholders considering making such a waiver should do so in consultation with their own tax advisors.

(3)  Not Essentially Equivalent to a Dividend Test.    Even if the receipt of cash by a United States stockholder fails to satisfy the “substantially disproportionate” test and the “complete termination” test, the United States stockholder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the United States stockholder’s exchange of shares pursuant to the Offer results in a “meaningful reduction” in the United States stockholder’s proportionate interest in the Company. Whether the receipt of cash by a United States stockholder who exchanges shares pursuant to the Offer will be “not essentially equivalent to a dividend” will depend upon the United States stockholder’s particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” United States stockholders expecting to rely on the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application to their particular situation and circumstances.

Although the issue is not free from doubt, it may be possible for a tendering United States stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually owned (or by causing another to sell or otherwise dispose of all or some of the shares that are constructively owned) by such United States stockholder but are not purchased pursuant to the Offer. Correspondingly, a tendering United States stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of shares by such United States stockholder or by some person or entity whose shares would be treated as constructively owned by such United States stockholder. United States stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

Consequences to United States Stockholders Who Do Not Sell Shares Pursuant to the Offer.    United States stockholders who do not sell shares of common stock pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

United States Corporate Stockholder Dividend Treatment.    If an exchange of shares pursuant to the Offer by a United States corporate stockholder is treated as a dividend, the United States corporate stockholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. United States corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer’s risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a United States corporate stockholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the United States corporate stockholder’s total adjusted tax basis in the shares. In addition, any amount received by a United States corporate stockholder pursuant to the Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend that (1) equals or exceeds 10% of the United States corporate stockholder’s tax basis in its shares (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (2) exceeds 20% of the United States corporate stockholder’s adjusted tax basis in the shares (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). Accordingly, a United States corporate stockholder would be required under

Section 1059(a) of the Code to reduce its adjusted tax basis, but not below zero, in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed) and, if such portion exceeds the United States corporate stockholder’s adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the United States corporate stockholder’s adjusted tax basis in the shares that were sold, without regard to other shares that the United States corporate stockholder may continue to own. United States corporate stockholders should consult their own tax advisors as to the application of Sections 243, 246, 246A and 1059 of the Code to the Offer, and to any dividends that may be treated as paid with respect to shares sold pursuant to the Offer.

We cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a stockholder (other than an odd lot stockholder who tenders according to Section 2 above) can be given no assurance that a sufficient number of such stockholder’s shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above. However, the higher the percentage of stockholder’s shares that are tendered, the greater the likelihood that the purchase will be treated as a sale and not as a dividend.

Backup Withholding.    See Section 2 with respect to the application of United States federal income tax backup withholding.

THE TAX CONSEQUENCES OF A SALE OF SHARES IN THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.

15.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration Offered or return the shares tendered promptly after termination or withdrawal of a Tender Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 will occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement. Such announcement, in the case of an extension, shall be issued no later than 9:00 A.M., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rule 13e-4(e)(2) promulgated under the Securities Exchange Act, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release via Business Wire. If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. If (1) we increase or decrease the price to be paid for shares, we increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or we decrease the number of shares being sought, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, we will extend the Offer until the expiration of such period of ten business days.

16.    FEES AND EXPENSES

We have retained Georgeson Shareholder to act as Information Agent and Computershare Trust Company of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. We will also reimburse them for out-of-pocket expenses and have agreed to indemnify them against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will pay each broker through which shares are tendered pursuant to this Offer a commission of $.05 for each share actually purchased pursuant to this Offer; otherwise we will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting any shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Instruction 7 of the Letter Of Transmittal.

17.    MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Securities Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

LTC PROPERTIES, INC.

September 23, 2002

Manually signed facsimile copies of the Letter Of Transmittal will be accepted. A holder of shares or such stockholder’s broker, dealer, commercial bank, trust company or other nominee should properly complete and send or deliver the Letter Of Transmittal and certificates for the shares and any other required documents to the Depositary at its address set forth below:

COMPUTERSHARE TRUST COMPANY OF NEW YORK
The Depositary Agent

By Mail:
Wall Street Station
P.O. Box 1010
New York, New York 10268-1010

By Hand or Overnight Delivery:
Wall Street Plaza
88 Pine Street, 19th Floor
New York, NY 10005

By Facsimile Transmission:
(For Eligible Institutions Only)
(212) 701-7636

For Confirmation of Facsimile:
(By Telephone Only)
(212) 701-7624

The Information Agent
17 State Street
New York, New York 10004
Banks and Brokers call collect (212) 440-9800
All others call Toll Free (877) 743-0669

Any questions or requests for assistance or for additional copies of this Offer To Purchase, the Letter Of Transmittal or the Notice Of Guaranteed Delivery may be directed to the Information Agent at (877) 743-0669 or by mail to Georgeson Shareholder, 17 State Street, New York, New York 10004. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

September 23, 2002